United States
Securities and Exchange Commission
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report: May 18, 2021
(Date of Earliest Event Reported)
REALTY INCOME CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	1-13374	33-0580106
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

11995 El Camino Real, San Diego, California 92130
(Address of principal executive offices)
(858) 284-5000
(Registrant’s telephone number, including area code)
N/A
(former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange On Which Registered
Common Stock, $0.01 Par Value	O	New York Stock Exchange
1.625% Notes due 2030	O30	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On May 18, 2021, following the 2021 annual meeting of stockholders (the “Annual Meeting”) of Realty Income Corporation (the “Company”), the Company’s Board of Directors (the “Board”) appointed Jacqueline Brady to the Board. The Board has affirmatively determined that Ms. Brady is “independent” after applying the Company’s categorical standards contained in the Company’s Corporate Governance Guidelines. Following Ms. Brady’s appointment, the total number of Board members is ten directors, of whom nine are independent.
Pursuant to the terms of the Realty Income Corporation 2021 Incentive Award Plan (the “2021 Incentive Award Plan”), upon appointment to the Board, Ms. Brady automatically received a grant of 4,000 shares of our common stock, which will vest evenly over three years.
There are no understandings or arrangements between Ms. Brady or any other person and the Company or any of its subsidiaries pursuant to which Ms. Brady was selected to serve as a director of the Company. There are no family relationships between Ms. Brady and any director, executive officer or person nominated or chosen by the Company to become a director or executive officer, and there are no transactions between Ms. Brady or any of her immediate family members and the Company or any of its subsidiaries.
Ms. Brady is a Managing Director at PGIM Real Estate and a member of the PGIM Real Estate U.S. Business Development group (July 2017-present). Ms. Brady has more than two decades of experience in the real estate capital markets industry, including service as a Managing Director at CenterSquare Investment Management (2015-2017), Managing Partner at Canopy Investment Advisors (2011-2017) and acting as Managing Director at BNY Mellon/Urdang (2009-2011). Prior to BNY Mellon/Urdang, Ms. Brady was an Executive Vice President of Capmark Investments (2002-2009). Ms. Brady currently Chairs the Pension Real Estate Association Publications Committee. Additionally, Ms. Brady has served on the Investment Committee of the Board of Managers of Haverford College since 2009, and previously served as a Director of Philabundance, a charitable organization, from 2010 until 2018. Ms. Brady holds a master’s degree in International Relations and International Economics from the Johns Hopkins University and a bachelor of arts in Political Science from Haverford College.

Item 5.07    Submission of Matters to a Vote of Security Holders
(a) On May 18, 2021, the Company held the Annual Meeting. As of the close of business on March 12, 2021, the record date for the Annual Meeting, there were 373,501,221 shares of common stock issued and outstanding and entitled to vote at the Annual Meeting. Proxies for the Annual Meeting were solicited pursuant to Section 14(a) of the Securities Exchange Act of 1934, as amended.
(b) The results of the matters voted upon at the Annual Meeting were as follows:
Proposal 1 considered at the Annual Meeting was the election of nine director nominees, with each to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified.
All of management’s nominees for directors as listed in the proxy statement were elected with the following share vote:

	Voted For	Voted Against	Abstentions	Broker Non-Votes
Kathleen R. Allen, Ph.D.	241,349,768	8,518,660	537,931	62,312,468
A. Larry Chapman	247,859,606	1,962,752	584,001	62,312,468
Reginald H. Gilyard	239,487,484	10,330,646	588,229	62,312,468
Priya Cherian Huskins	241,345,448	8,507,851	553,060	62,312,468
Gerardo I. Lopez	222,980,736	26,845,246	580,377	62,312,468
Michael D. McKee	237,182,232	12,629,874	594,253	62,312,468
Gregory T. McLaughlin	241,356,778	8,446,310	603,271	62,312,468
Ronald L. Merriman	237,498,258	12,299,777	608,324	62,312,468
Sumit Roy	247,183,547	2,632,645	590,167	62,312,468

Proposal 2 considered at the Annual Meeting was the ratification of the appointment of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2021.  This proposal was approved, with 301,964,003 shares voted for, 10,066,019 shares voted against, and 688,805 shares representing abstentions. No broker non-votes resulted from the vote on this proposal.
Proposal 3 considered at the Annual Meeting was the approval, on an advisory basis, of the compensation of the Company’s named executive officers. This proposal was approved, with 236,738,790 shares voted for, 12,156,895 shares voted against, 1,510,674 shares representing abstentions and 62,312,468 shares representing broker non-votes.
Proposal 4 considered at the Annual Meeting was the approval of the 2021 Incentive Award Plan. This proposal was approved, with 238,607,526 shares voted for, 10,443,869 shares voted against, 1,354,964 shares representing abstentions and 62,312,468 shares representing broker non-votes.
(c) Not applicable
(d) Not applicable

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 21, 2021	REALTY INCOME CORPORATION

	By:	/s/ MICHELLE BUSHORE
Michelle Bushore
Executive Vice President, Chief Legal Officer, General Counsel and Secretary